                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            GRAPHIC INDUSTRIES, INC.
                                       AT

                              $18.50 NET PER SHARE
                                       BY

                          GREENWICH ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                        WALLACE COMPUTER SERVICES, INC.
--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 31, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, $.10 PAR VALUE PER SHARE, OF THE COMPANY (THE "SHARES") THAT, TOGETHER WITH THE SHARES AND CLASS B SHARES (AS DEFINED HEREIN) SUBJECT TO THE OPTION (AS DEFINED HEREIN) CONTAINED IN THE STOCKHOLDER AGREEMENT (AS DEFINED HEREIN), WOULD CONSTITUTE A MAJORITY OF THE SHARES AND CLASS B SHARES THAT IN THE AGGREGATE ARE OUTSTANDING, DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, THE CONVERTIBLE DEBENTURES (AS DEFINED HEREIN), OTHER SECURITIES CONVERTIBLE INTO SHARES OR CLASS B SHARES AND ANY OTHER RIGHTS TO ACQUIRE SHARES OR CLASS B SHARES, (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

    THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 28, 1997 (THE "MERGER AGREEMENT"), AMONG WALLACE COMPUTER SERVICES, INC., GREENWICH ACQUISITION CORP. AND GRAPHIC INDUSTRIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.

October 3, 1997

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Introduction................................................      1
 1. Terms of the Offer......................................      3
 2. Acceptance for Payment and Payment for Shares...........      4
 3. Procedure for Tendering Shares..........................      5
 4. Withdrawal Rights.......................................      8
 5. Certain Federal Income Tax Consequences.................      8
 6. Price Range of Shares; Dividends........................      9
 7. Certain Effects of the Transaction......................     10
 8. Certain Information Concerning the Company..............     11
 9. Certain Information Concerning Parent and the Offeror...     13
10. Source and Amount of Funds..............................     14
11. Background of the Offer; Past Contacts, Transactions or
  Negotiations with the Company.............................     15
12. Purpose of the Offer and the Merger; Plans for the
  Company...................................................     18
13. The Merger Agreement and the Stockholder Agreement......     19
14. Dividends and Distributions.............................     27
15. Certain Conditions to the Offeror's Obligations.........     27
16. Certain Legal Matters...................................     29
17. Fees and Expenses.......................................     31
18. Miscellaneous...........................................     31
Annex I. Certain Information Concerning the Directors and
         Executive Officers of Parent and the Offeror.......    I-1

TO THE HOLDERS OF COMMON STOCK OF GRAPHIC INDUSTRIES, INC.:

                                  INTRODUCTION

     Greenwich Acquisition Corp., a Georgia corporation (the "Offeror") and a wholly owned subsidiary of Wallace Computer Services, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $.10 par value per share (the "Shares"), of Graphic Industries, Inc., a Georgia corporation (the "Company"), at a purchase price of $18.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offer is not being made for shares of Class B Common Stock, par value $.10 per share (the "Class B Shares"), of the Company. Holders of Class B Shares who wish to tender their Class B Shares in the Offer must convert their Class B Shares into Shares pursuant to the terms of the Company's Amended and Restated Articles of Incorporation prior to tendering such shares. See Section 15. The Offeror will pay all charges and expenses of Smith Barney Inc. (the "Dealer Manager" or "Smith Barney"), SunTrust Bank, Atlanta (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN), APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Company has advised the Offeror that Interstate/Johnson Lane Corporation ("Interstate/Johnson Lane"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of the date of the Merger, the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the Company's stockholders. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES AND CLASS B SHARES SUBJECT TO THE OPTION (AS DEFINED HEREIN) CONTAINED IN THE STOCKHOLDER AGREEMENT (AS DEFINED HEREIN), WOULD CONSTITUTE A MAJORITY OF THE SHARES AND CLASS B SHARES THAT IN THE AGGREGATE ARE OUTSTANDING, DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, THE CONVERTIBLE DEBENTURES (AS DEFINED HEREIN), OTHER SECURITIES CONVERTIBLE INTO SHARES OR CLASS B SHARES AND ANY OTHER RIGHTS TO ACQUIRE SHARES OR CLASS B SHARES (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 28, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Georgia Business Corporation Code, as amended (the "GBCC"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share and Class B Share that is issued and outstanding (other than Shares and Class B Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the GBCC) will be converted into the right to receive from the Surviving Corporation $18.50 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

     In connection with the execution of the Merger Agreement, the Offeror and Parent entered into a Stockholder Agreement dated as of September 28, 1997 (the "Stockholder Agreement"), with Mark C. Pope III (the "Selling Stockholder"), pursuant to which such Selling Stockholder has granted to the Offeror an irrevocable option to purchase (the "Option"), and following the purchase of any Shares in the Offer the Offeror has agreed to purchase, 432,089 of the Shares and 2,239,046 of the Class B Shares (collectively, the "Option Shares") owned of record by the Selling Stockholder at a price per share equal to the Offer Price. The Selling Stockholder has also agreed (i) so long as the Merger Agreement has not terminated, to tender pursuant to the Offer the other 432,088 Shares owned by him and (ii) in the event the Offeror purchases Shares pursuant to the Offer, to sell the other 2,239,046 Class B Shares owned by him to the Offeror at the time of the sale to the Offeror of the Option Shares. Pursuant to the Stockholder Agreement, the Selling Stockholder has also agreed that, among other things, until September 28, 1998, such Selling Stockholder will not transfer the Option Shares and will vote the Option Shares in favor of the transactions contemplated by the Merger Agreement and against certain competing transactions at any meeting of stockholders of the Company called to vote thereon. The Selling Stockholder owned 864,177 Shares and 4,478,092 Class B Shares, representing approximately 10.7% and approximately 99.1% of the Shares and Class B Shares, respectively, issued and outstanding as of September 26, 1997 (approximately 36.9% of the Shares on a fully diluted basis). Upon transfer of Class B Shares by the Selling Stockholder to the Offeror pursuant to the Stockholder Agreement, all Class B Shares will automatically convert to Shares.

     The Merger Agreement and the Stockholder Agreement are more fully described in Section 13.

     The Merger Agreement provides that, promptly after the Offeror acquires a majority of the combined voting power of the Shares and the Class B Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Offeror, subject to compliance with
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a majority of such directors and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. However, until the Effective Time the Board of Directors of the Company shall have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company. The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board. The Merger Agreement is more fully described in Section 13.

     The Company has advised the Offeror that as of September 26, 1997, there were (a) 8,086,951 Shares issued and outstanding, (b) outstanding stock options to purchase not in excess of 690,510 Shares, (c) 1,190,954 Shares reserved for issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2006 (the "Convertible Debentures") and (d) 4,518,817 Class B Shares issued and outstanding. As of the date hereof, neither the Offeror nor Parent beneficially owns any Shares. Accordingly, on a fully diluted basis the aggregate amount of Shares and Class B Shares outstanding as of September 26, 1997 was 14,487,232. Because the Offeror has the right pursuant to the Stockholder Agreement to purchase 2,671,135 Option Shares, the Minimum Condition will be satisfied if at least 4,572,482 Shares, approximately 56.5% of the outstanding Shares as of September 26, 1997 (approximately 31.6% of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date (as defined herein). As noted above, pursuant to the Stockholder Agreement, the Selling Stockholder has agreed to tender the 432,088 Shares not constituting Option Shares owned by him, which represent approximately 5.3% of the outstanding Shares as of September 26, 1997 (approximately 3.0% of the Shares on a fully diluted basis).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 31, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Friday, October 31, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company, reduce the number of Shares subject to the Offer, reduce the Offer Price, impose any other conditions to the Offer other than the conditions set forth in Section 15 or modify such conditions (other than to waive any such conditions to the extent permitted by the Merger Agreement), extend the Offer or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof. In the Merger Agreement, Parent and the Offeror have agreed that if at any scheduled expiration date of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) the waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, but all other conditions to acceptance for payment and payment for Shares pursuant to the Offer shall then be satisfied (and the Company is not in breach of the Merger Agreement), at the request of the Company (confirmed in writing), the Offeror shall extend the Offer from time to time, subject to the right of Parent, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof.

     Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Except to the extent required by the Merger Agreement, there can be no assurance that the Offeror will exercise its right to extend the Offer.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the

Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE OFFEROR BECAUSE OF ANY DELAY IN MAKING ANY PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A

BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A

BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY SUBMIT A COMPLETED FORM W-8 TO AVOID 31% BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 1, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 20% for capital assets held more than eighteen months, and at a maximum rate of 28% for capital assets held for eighteen months or less but for more than twelve months. For capital assets held twelve months or less, capital gain is taxed at the same rates as ordinary income.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

     Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on the NYSE. The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE (or on the Nasdaq National Market for periods prior to June 24, 1997) as reported by the Company in the Company's Annual Report on Form 10-K for the fiscal year ended

January 31, 1997 (the "1996 10-K") with respect to the years ended January 31, 1997 and January 31, 1996, and as reported by published financial sources with respect to periods after January 31, 1997.

                                                                 HIGH              LOW
                                                                 ----              ---
Year Ended January 31, 1996:
  First Quarter............................................  $ 10 1/2         $  8 5/8
  Second Quarter...........................................    11 1/2            9 1/2
  Third Quarter............................................    10 5/8            9 1/4
  Fourth Quarter...........................................    13 3/8            9 5/8
Year Ended January 31, 1997:
  First Quarter............................................  $ 12             $ 10
  Second Quarter...........................................    11 1/2            8 1/4
  Third Quarter............................................     9 5/8            8 3/8
  Fourth Quarter...........................................    10 1/8            6 1/4
Year Ended January 31, 1998:
  First Quarter............................................  $ 11 3/4         $  9
  Second Quarter...........................................    13 5/8            9 3/8
  Third Quarter (through October 2, 1997)..................    20 1/4           13 7/16

     On September 26, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the NYSE was $20. On October 2, 1997, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $18 3/8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company's Board of Directors declared a quarterly cash dividend of $.0175 per Share and $.0125 per Class B Share payable on October 3, 1997. Tendering stockholders who were stockholders of record on September 19, 1997, will be able to receive and retain such regular quarterly dividend regardless of when Shares are tendered or accepted for payment pursuant to the Offer.

7. CERTAIN EFFECTS OF THE TRANSACTION.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of September 26, 1997, there were approximately 500 holders of record and approximately 3,000 beneficial owners of the Shares.

     Market for Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. According to NYSE's published guidelines, NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares were to fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for the Shares would be adversely affected.

     In the event that the Shares should no longer be listed or traded on the NYSE, it is possible that such Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of such Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of such Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent and the Dealer Manager assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or the Dealer Manager.

     The Company is a Georgia corporation with its principal executive offices located at 2155 Monroe Drive, N.E., Atlanta, Georgia 30324. The Company is engaged in all aspects of financial and corporate printing, commercial printing, direct mail printing and other graphic communications.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the 1996 10-K and the Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1997 and July 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                            GRAPHIC INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                           SIX MONTHS ENDED JULY 31,                    YEAR ENDED JANUARY 31,
                          ----------------------------       --------------------------------------------
                              1997            1996               1997            1996            1995
                              ----            ----               ----            ----            ----
                                  (UNAUDITED)
INCOME STATEMENT DATA:
Net sales...............  $225,570,076    $215,030,091       $437,107,260    $417,261,697    $348,130,390
Net income (loss).......     6,825,511         (22,819)         7,280,667(1)   10,630,276       8,405,734
Net income per share
  (fully diluted).......           .55              --                .62             .95             .79
Net income per share
  (primary).............           .58              --                .62             .98             .80

-------------------------
(1) Reflects a $9 million restructuring charge related to the sale of the Company's direct-mail subsidiary, Graphic Direct, Inc., and the closing of a commercial printing subsidiary, The Stein Printing Company, Inc. The after-tax effect of the charge was $6,026,500, or $0.52 per share. Without the charge, net income would have been $13,307,167 and primary earnings per share, $1.14.

                                          JULY 31,                    JANUARY 31,
                                        ------------   ------------------------------------------
                                            1997           1997           1996           1995
                                            ----           ----           ----           ----
                                        (UNAUDITED)
BALANCE SHEET DATA:
Total current assets..................  $154,520,362   $144,850,361   $142,475,950   $119,181,058
Total assets..........................   322,883,904    299,476,296    286,502,712    253,166,270
Total current liabilities.............    59,161,626     60,831,036     58,405,751     73,389,719
Total shareholders' equity............   114,252,202    102,560,981     93,615,164     74,901,850

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Company Projections. To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain financial projections. This information included projections for the fiscal year ending January 31, 1998 of
(i) revenues of $464,832,000, (ii) net income of $15,808,000 and (iii) earnings per share of $1.28 per share (collectively, the "Projections"). The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the anticipated changes in the debt structure of the Company. The Projections should be read together with the other information contained in this Section 8.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS

PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, THE OFFEROR, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE OFFEROR.

     The Offeror is a newly incorporated Georgia corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the Stockholder Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at 2275 Cabot Drive, Lisle, Illinois 60532.

     Parent, a Delaware corporation, has its principal executive office at 2275 Cabot Drive, Lisle, Illinois 60532. Parent is engaged predominantly in the computer services and supply industry and sells a broad line of products and services, including business forms, commercial and promotional graphics printing, computer labels, machine ribbons, computer hardware and software, computer accessories, office products and electronic forms.

     Set forth below is certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the year ended July 31, 1996 and Parent's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1996, January 31, 1997 and April 30, 1997. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                        WALLACE COMPUTER SERVICES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                             NINE MONTHS ENDED
                                                 APRIL 30,             YEAR ENDED JULY 31,
                                            -------------------   ------------------------------
                                              1997       1996       1996       1995       1994
                                              ----       ----       ----       ----       ----
                                                (UNAUDITED)
                                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.................................  $672,038   $647,745   $862,287   $712,838   $588,773
Net income................................    62,002     53,799     72,999     55,297     47,931(1)
Net income per share......................      1.43       1.18       1.60       1.23       1.08(1)
Net dividends per share...................       .42      .3225        .43        .37        .32

-------------------------
(1) After cumulative effect of accounting changes for adoption of Financial Accounting Standards Board Nos. 106 and 109.

                                                 APRIL 30,                   JULY 31,
                                                 ---------        ------------------------------
                                                   1997             1996       1995       1994
                                                   ----             ----       ----       ----
                                                (UNAUDITED)
                                                         (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA:
Total current assets......................             $271,625   $304,108   $258,872   $248,226
Total assets..............................              676,148    695,850    592,702    538,592
Total current liabilities.................              114,629     97,870     65,722     64,794
Long-term debt............................               23,500     30,600     25,600     23,500
Total stockholders' equity................              478,283    510,443    456,118    410,139

     Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

     Except as described in this Offer to Purchase, none of the Offeror, Parent, or to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares or Class B Shares and none of them has effected any transaction in the Shares or Class B Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offeror estimates that the total amount of funds required to acquire the Shares and Class B Shares pursuant to the Offer, the Merger and the Stockholder Agreement (exclusive of related fees and expenses) will be approximately $268,000,000 (assuming the exercise of all outstanding options and the conversion of the Convertible Debentures into Shares).

     Parent has received a written financing commitment (the "Commitment Letter") from Bank of America NT&SA ("BofA") for an unsecured credit facility in the aggregate principal amount of $500,000,000 (the "Credit Facility"). Although BofA has committed to provide the entire Credit Facility, BofA expects to assemble a syndicate of financial institutions (the "Lenders") prior to or promptly after the initial funding under the Credit Facility. The terms of the definitive agreement providing for the Credit Facility (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Credit Facility based upon the Commitment Letter. This summary is subject to finalizing of the Loan Agreement and is qualified in its entirety by reference to the Commitment Letter, which is filed as an exhibit to the Schedule 14D-1 of which this Offer to Purchase is an exhibit.

     The Credit Facility will consist of a revolving loan facility under which loans may be borrowed, repaid and reborrowed by Parent from time to time for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness, to pay certain fees and expenses incurred in connection with the Offer and the Merger and to provide working capital and for other general corporate purposes. The Credit Facility will mature in five years and will have no scheduled amortization.

     Borrowings under the Credit Facility will bear interest at a floating rate based upon, at Parent's option (i) the higher of BofA's reference rate or the Federal Funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") plus .175% to .30% per annum, depending on the Parent's ratio of total funded indebtedness to EBITDA. In addition, Parent will have a competitive advance option under the Credit Facility which will allow it to request uncommitted advances from the Lenders at competitive rates on an auction basis. A facility fee will accrue on the total Credit Facility regardless of usage at a rate ranging from 0.075% to 0.15% per annum, depending upon Parent's ratio of total funded indebtedness to EBITDA. Parent will also pay BofA underwriting and administration fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type.

     The Loan Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

     BofA's commitment to provide the Credit Facility is conditioned on, among other things: the signing of the Loan Agreement on or before November 14, 1997; the absence of a material adverse change in the operations, business, properties or condition (financial or otherwise) or prospects of Parent and any of its subsidiaries, taken as a whole; the absence of any material change in loan syndication conditions which would affect BofA's syndication efforts in respect of the Credit Facility; the absence of any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Parent; and other conditions customary for such financings.

     It is anticipated that the indebtedness incurred through borrowings under the Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     In November 1996, Mark C. Pope III (the "Selling Stockholder" or "Mr. Pope"), the Company's largest stockholder, received a letter from another publicly-owned printing company proposing that the Company and such other printing company enter into discussions regarding an acquisition of the Company. Such letter was accompanied by a financial analysis prepared by such other company's financial advisor reflecting several possible business combinations with the Company, involving consideration consisting of stock of such other company or various combinations of cash and such stock. Mr. Pope had several discussions with such other company, but no formal offer materialized and the discussions were terminated on April 16, 1997.

     On January 14, 1997, Mr. Pope met with Ronald J. Wareham, of R.J. Wareham & Company, Incorporated (the "Wareham Company"), concerning the possible engagement of the Wareham Company by the Company as its financial advisor. On January 21, 1997, a meeting was held between Mr. Pope, Mr. Wareham and Carter D. Pope concerning the possible purchase by Carter D. Pope of Atlanta Blue Print Co. and Imaging Technologies Services, Inc., wholly-owned subsidiaries of the Company (collectively "ITS"). Carter D. Pope is President of ITS and a member of the Board of Directors of the Company. No further action was taken with respect to that possible purchase of such companies until September 1997.

     On January 15, 1997, a Financial Advisory Agreement with the Wareham Company was entered into by the Company pursuant to which the Wareham Company was engaged as financial advisor to the Company.

Included among the services to be provided by the Wareham Company was its agreement to contact possible purchasers of the Company to determine the nature and extent of any interest that they might have in acquiring the Company. Subsequent meetings between Mr. Pope and Mr. Wareham were held on February 5 and February 18, 1997 to identify possible purchasers of the Company. As agreed upon between Mr. Pope and Mr. Wareham, the Wareham Company contacted a number of companies by letter and/or telephone to determine whether any of such companies would be interested in pursuing discussions with the Company concerning an acquisition of the Company. A total of six companies in the printing or related industries and eight financial buyers were contacted on behalf of the Company by or through the Wareham Company between February 13, 1997 and May 21, 1997.

     Except for the financial buyer referred to below, the companies or firms contacted by the Wareham Company expressed a lack of interest in pursuing discussions with the Company. In addition, Mr. Wareham contacted a major investment banking firm about a possible leveraged recapitalization of the Company. Mr. Wareham, Mr. Pope and Carter D. Pope met with such firm on May 21, 1997, but such transaction was not pursued further because, among other things, Mr. Pope would have been required to leave a substantial amount of equity in the Company and to manage a highly-leveraged company.

     The Wareham Company initially contacted Parent by letter dated May 5, 1997 to Robert J. Cronin, Chief Executive Officer of Parent, inquiring if Parent would be interested in discussing a possible business combination with the Company. On or about May 12, 1997, Michael T. Leatherman, Senior Vice President and Chief Information Officer of Parent, telephoned Mr. Wareham to express preliminary interest in a transaction with the Company and to schedule a meeting with Mr. Wareham and Mr. Pope.

     The initial meeting between the Company and Parent occurred on June 5, 1997, at which time Mr. Pope and Mr. Wareham met with Mr. Cronin and Mr. Leatherman. During that meeting the persons present discussed the Company's operations and Parent's current strategy for expanding its commercial printing operations through acquisitions. On June 12, 1997, Mr. Leatherman provided to Mr. Wareham a preliminary list of information that Parent desired in connection with its review of the Company. A Confidentiality Agreement was entered into between the Company and Parent on July 3, 1997, and an information package concerning the Company was provided to Parent in mid-July.

     On June 27, July 28 and July 31, 1997, the Company held a series of meetings with a potential financial buyer of the Company, and a proposal to acquire control of the Company in a leveraged buy-out was received from such financial buyer by the Company on July 31, 1997. However, after consultation with Mr. Wareham and others, such proposal was deemed unacceptable by Mr. Pope because, among other things, the price was deemed inadequate and the proposal was highly conditional. Such proposal was not pursued further by Mr. Pope and Mr. Wareham.

     A meeting with Mr. Leatherman, Mr. Pope, John R. Pope, President of one of the Company's subsidiaries and a member of the Board of Directors of the Company, and Mr. Wareham was held in Atlanta on August 12, 1997. At this meeting, the parties discussed the structure of a possible transaction, the recent movement in the price for the Shares, and the general operations of the Company. Mr. Pope indicated that, as noted above, a financial buyer had expressed possible interest in acquiring the Company for a price in the range of $15 to $16 per Share. Mr. Pope indicated that he believed a higher price was more appropriate. The parties took note of the recent increases in market prices for the Shares, and Mr. Leatherman indicated that Parent would consider a price at or near $17.50 per Share. At the conclusion of this meeting, Mr. Leatherman requested additional information concerning the Company.

     A further meeting between the Company and Parent occurred on August 19, 1997 among Mr. Cronin, Mr. Leatherman, Mr. Pope, John R. Pope and Carter D. Pope, at which time further discussions were held, although no specific proposal was made or price agreed upon. This meeting was held at Parent's headquarters and included visits to certain of Parent's operations in the Chicago area.

     On August 21, 1997, telephone discussions concerning the increase in market price for the Shares and announcement of recent acquisitions by the Company were held among Mr. Pope, Mr. Benatar, Mr. Cronin and Mr. Leatherman, and on August 25, 1997, the Company sent Parent additional information concerning recent acquisitions made by the Company.

     On August 28, 1997, a meeting was held at Parent's headquarters among Mr. Cronin, Mr. Leatherman, other representatives of Parent, representatives of Smith Barney, financial advisor to Parent, Mr. Pope, John R. Pope, Mr. Benatar and Mr. Wareham. At this meeting, the parties discussed the possibility of a cash tender offer for the Company by Parent, and a price of $18.50 per Share was mentioned as a price which Parent might be willing to pay for the Company, assuming satisfactory completion of due diligence and negotiation of a satisfactory Merger Agreement and an agreement with Mr. Pope covering a portion of his Shares and Class B Shares. At this meeting the parties did not agree on the number of Shares or Class B Shares of Mr. Pope to be covered by the agreement with Mr. Pope. On September 4, 1997, Mr. Leatherman met with certain members of the Company's management in Atlanta, at which time he was given the opportunity to learn more about the Company's operations and how they might be integrated with Parent's operations.

     On August 29, 1997, the Company engaged Interstate/Johnson Lane for purposes of rendering an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company, in a possible acquisition transaction with Parent.

     During the week of September 9, 1997, Mr. Leatherman, various other members of Parent's management, and representatives of Smith Barney held additional meetings with the Company's management in Atlanta and members of Parent's management also visited the Company's plants in Houston, Philadelphia and Boston. Mr. Benatar and Mr. Leatherman also met on September 9 and 11, 1997 during Mr. Leatherman's visit to Atlanta and discussed various matters regarding the Company, its fit with Parent and conditions in the printing industry generally. In addition, management of Parent, representatives of Smith Barney, Sidley & Austin, legal counsel to Parent and Arthur Andersen LLP, the independent accountants of Parent, reviewed certain information provided by the Company in a data room in the Atlanta offices of Powell, Goldstein, Frazer & Murphy LLP, legal counsel to the Company, and at a data room in the Atlanta offices of Ernst & Young LLP, independent accountants of the Company.

     On September 12, 1997, Sidley & Austin provided drafts of a Merger Agreement and Stockholder Agreement to the Company and to Powell, Goldstein, Frazer & Murphy LLP, counsel for the Company and Mr. Pope. On September 18 and 19, 1997, representatives of Sidley & Austin and Powell, Goldstein, Frazer & Murphy LLP conducted telephonic discussions concerning the terms of the proposed Merger Agreement and Stockholder Agreement. On September 20, 1997, Sidley & Austin delivered revised drafts of the Merger Agreement and Stockholder Agreement to the Company, Mr. Pope and their legal counsel.

     On September 19, 1997, Mr. Benatar and Mr. Leatherman and legal counsel to the Company and Parent had telephone conversations concerning the sale of ITS to Carter D. Pope and the proposed terms of such sale. Mr. Leatherman advised that the businesses conducted by ITS are not consistent with the long term strategic objectives of Parent as they relate to its acquisition of the Company and stated that Parent had no objection to the sale of ITS as proposed.

     On September 24, 1997, at the regular quarterly meeting of the Board of Directors of the Company, Mr. Pope advised the members of the Board of the discussions to date with Parent and the possible terms of an acquisition of the Company by Parent. Representatives of Interstate/Johnson Lane delivered their verbal opinion as to the fairness, from a financial point of view, to the holders of Shares of the consideration proposed to be paid to them. Carter D. Pope also expressed his continuing interest in acquiring ITS from the Company, conditioned upon the acquisition of the Company by Parent, and offered to enter into a contract to that effect. After consultation with its financial and legal advisors, the Board determined that it was in the best interests of the stockholders for discussions to continue with Parent and agreed to meet again on September 28, 1997.

     On September 25, 1997, Croft & Bender LLC was engaged by the Company to render a fairness opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company from the sale of ITS. Representatives of Croft & Bender LLC met on September 25 and 26, 1997,with Carter D. Pope and other representatives of ITS and with representatives of the Company to obtain information necessary for them to render their opinion, which was delivered to the Company on September 28, 1997. Croft & Bender LLC stated in their opinion that the consideration to be received by the Company from the sale of ITS is fair, from a financial point of view, to the Company.

     On September 25, 1997, members of Parent's management conducted additional visits to certain of the Company's plants.

     On September 26 and 27, 1997, members of management of the Company, including presidents of the Company's operating subsidiaries, met with members of management of Parent in Chicago to discuss how the operations of each of the Company and Parent might be integrated. Final terms of the Merger Agreement and the Stockholder Agreement were negotiated between legal counsel for the Company and Parent. On September 27, 1997, Parent conveyed a written offer to the Company, offering to enter into the proposed Merger Agreement and Stockholder Agreement.

     On September 28, 1997, the Board of Directors of the Company met and, with the advice of legal counsel, considered the written offer from Parent to acquire the Company pursuant to the Offer and the Merger. The Board also received and considered the written opinion of Interstate/Johnson Lane with respect to the Offer and the Merger and the written opinion of Croft & Bender LLC with respect to the sale of ITS. Mr. Pope advised the Board of the final terms of the Stockholder Agreement. The terms of the Merger Agreement, the Stockholder Agreement and the Stock Purchase Agreement between the Company and Carter D. Pope (the "Stock Purchase Agreement") providing for the sale of ITS were reviewed with the Board by legal counsel to the Company. Following a number of questions from, and discussions among, the directors, the Board of Directors of the Company (i) approved and adopted the Merger Agreement and determined that the Offer and the Merger considered as a whole are fair to and in the best interests of the Company and its stockholders, (ii) recommended that the Company's stockholders tender their Shares in the Offer and approve and adopt the Merger Agreement and the Merger, and (iii) approved the Stock Purchase Agreement (as defined below) providing for the sale of ITS.

     On September 28, 1997, immediately following the meeting of the Board of Directors, the Merger Agreement and the Stockholder Agreement were executed and delivered by the parties thereto. The Stock Purchase Agreement was also executed and delivered. An announcement concerning the Offer and the Merger was made on September 28, 1997. The terms of the Merger Agreement and the Stockholder Agreement are described more fully in Section 13.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby is to enable Parent to acquire control of, and the entire equity interest in, the Company.

     In order to effect the Merger, the GBCC and the Amended and Restated Articles of Incorporation of the Company (the "Charter") require the holders of a majority of the Shares to approve the Merger Agreement, (following the adoption of the Merger Agreement by the Board of Directors of the Company, which the Board of Directors effected by unanimous resolution on September 28, 1997). If the Offeror acquires, through the Offer, the Stockholder Agreement or otherwise, a majority of the outstanding Shares and Class B Shares (which would be the case if the Offeror were to accept for payment Shares tendered pursuant to the Offer and the Offeror were to purchase the Shares and Class B Shares so contemplated by the Stockholder Agreement), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Pursuant to the Merger Agreement, the Company has agreed that, as soon as practicable following the expiration of the Offer, it will call and hold a meeting of stockholders for the purpose of obtaining the stockholder approval of the Merger Agreement. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The meeting of stockholders shall be held as soon as practicable following the purchase of Shares pursuant to the Offer.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the GBCC to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any appreciation or depreciation in anticipation of the Merger) required to be paid in cash to such dissenting holders of their Shares. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Georgia court could take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business.

     Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires a majority of the combined voting power of the Shares and the Class B Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Offeror a majority of such directors. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

13. THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT.

     The following summary of certain provisions of the Merger Agreement and the Stockholder Agreement, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement and the Stockholder Agreement.

  The Merger Agreement

     The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Each of the Company, Parent and the Offeror have agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. Each of the Company, Parent and the Offeror shall, and shall cause its subsidiaries to, use its reasonable best efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by Parent, the Offeror or the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the GBCC, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the GBCC. At the Effective Time, the Charter of the Company and the By-laws of the Offeror shall be the Charter and By-Laws of the Surviving Corporation, respectively. The directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation. At the option of Parent, at any time prior to the Effective Time, the Parent may require that the Merger Agreement be amended to provide for a merger of the Company with and into the Offeror.

     Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the GBCC) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable shares of common stock, $.10 par value, of the Surviving Corporation.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to: its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts); absence of any material adverse change; compliance with laws; tax matters; liabilities; benefit plans and employees and employment practices; litigation; environmental matters; state takeover statutes; and intellectual property related matters.

     The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to their organization and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby and required consents and approvals.

     Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed as to itself and its subsidiaries that, except as otherwise expressly contemplated or permitted by the Merger Agreement or except to the extent Parent shall otherwise consent in writing:

          (a) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and shall use all reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries;

          (b) the Company shall not, and shall not permit its subsidiaries to,
     (x) declare or pay any dividends on or make any other distributions in respect of its capital stock (other than regular quarterly cash dividends not in excess of $.07 per Share or $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy) except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (c) the Company shall not, and shall not permit its subsidiaries to, issue, deliver, sell, pledge, or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of Shares upon the exercise of stock options pursuant to Stock-Based Compensation Plans (as defined herein) outstanding on the date of the Merger Agreement and in accordance with the terms of such stock options, (ii) the issuance of Shares upon the conversion of Class B Shares, and (iii) the issuance of Shares upon the conversion of the Convertible Debentures;

          (d) the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its charter or by-laws or other similar organizational documents;

          (e) except as disclosed by the Company to Parent on the date of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having a purchase price in excess of $1,000,000, individually, or $5,000,000, in the aggregate, except purchases of inventory in the ordinary course of business consistent with past practice and expenditures consistent with the Company's current capital budget previously furnished to Parent;

          (f) except as disclosed by the Company to Parent as of the date of the Merger Agreement and other than sales of its products to customers and immaterial dispositions of personal property, in each case in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets;

          (g) the Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company, except for travel expenses made in the ordinary course of business;

          (h) the Company shall confer on a regular basis with Parent with respect to operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement and the transactions contemplated thereby;

          (i) the Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries that would materially affect the tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries or settling any tax liability not described in the preceding sentence, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return or with respect to such settlement;

          (j) neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures other than expenditures consistent with the Company's current capital budget;

          (k) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction,
     (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of claims, liabilities or obligations to the extent they are less than $50,000 and unrelated to the Company's stockholders or the transactions contemplated by the Merger Agreement and the Stockholder Agreement, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (l) except as disclosed by the Company to Parent on the date of the Merger Agreement, neither the Company nor any of its subsidiaries shall enter into or accept, or amend any existing, severance plan, agreement or arrangement or enter into or amend any benefit plan or employment or consulting agreement, other than as required by law;

          (m) neither the Company nor any of its subsidiaries shall increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date of the Merger Agreement, and increases for employees in the ordinary course of business consistent with past practice that, in any event, do not increase such employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date of the Merger Agreement, or grant any severance or termination pay to, or enter into any employment or severance payment, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

          (n) except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or
     (ii) waive, release or assign any material rights or claims; and

          (o) the Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by the Merger Agreement.

     No Solicitation. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the notification provisions discussed below, (i) furnish information with respect to the Company to any person pursuant to customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (ii) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of transactions contemplated by the Merger Agreement and the Stockholder Agreement.

     The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, such Board of Directors may (subject to the other provisions regarding Takeover Proposals described herein) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement or approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal), but in each case, only at a time after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal and the actions the Board of Directors of the Company intends to take with respect to such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares and the Class B Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing to the extent required is then committed.

     In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required by applicable state or federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law. Neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

     Stock Based Compensation. Prior to purchase of Shares pursuant to the Offer, the Company shall terminate each stock option plan, stock appreciation right plan, limited stock appreciation right plan, restricted stock plan, employee stock purchase plan, or any other plan or arrangement providing for compensation wholly or partially in the form of Shares (excluding any plan which is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended) (collectively, the "Stock-Based Compensation Plans"), and shall grant no additional options or awards under such plans. Immediately upon the purchase of Shares pursuant to the Offer, all outstanding options or awards under the Stock-Based Compensation Plans, whether vested or unvested, shall cease to be exercisable, shall be cancelled by the Company, and shall thereafter represent only a right to receive, upon its surrender to the Company, a cash payment from the Company in an amount (if any) equal to the number of Shares subject to each such surrendered option or award multiplied by the difference (if positive) between the exercise price per Share (if any) covered by the option or award and the highest per Share price paid to stockholders of the Company in the Offer.

     Indemnification. Pursuant to the Merger Agreement, Parent and the Offeror agreed that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of current or former directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the date the Offeror first purchases Shares pursuant to the Offer, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy; provided, that in no event shall Parent be required to pay a premium in any one year in an amount in excess of 150 percent of the last per annum amount of premiums paid by the Company prior to the date of the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Board Representation. The Merger Agreement provides that promptly after such time as the Offeror acquires a majority of the combined voting power of the Shares and Class B Shares, the Offeror shall be entitled to designate at its option up to that number of directors of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will give the Offeror a majority of such directors and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company as of the date of the Merger Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Closing Date (as defined in the Merger Agreement) of the following conditions: (a) if required by applicable law, the stockholders of the Company shall have approved the Merger Agreement; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect (provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered); and (c) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the terms of the Merger Agreement by the stockholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company:
(i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15) the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer or (y) the Offeror shall not have accepted for payment any Shares pursuant to the Offer prior to January 31, 1998 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party) or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or Shares or Class B Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition
(e) or (f) described below in Section 15 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; (d) by Parent or the Offeror if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) described below in Section 15; (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that termination of the Merger Agreement is necessary in order to comply with its fiduciary duties under applicable law; provided, that it has complied with the notice provisions therein and it complies with requirements of the Merger Agreement relating to payment of Expenses and the Termination Fee (each as defined below under "Fees and Expenses"); (f) by the Company, if the Offeror or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Offeror, as applicable; or (g) by the Company, if the Offer has not been timely commenced. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall forthwith become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Parent, the Offeror or the Company or their respective officers or directors, other than for liability for any breach of the Merger Agreement.

     Fees and Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees and expenses whether or not the Offer or the Merger is consummated.

     The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent (a) the Expenses in an amount of up to but not to exceed $500,000 and (b) $5,500,000 (the

"Termination Fee") under the circumstances and at the times set forth as follows: (i) if Parent or the Offeror terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above, the Company shall pay the Expenses and the Termination Fee upon demand;
(ii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (e) under "Termination" above, the Company shall pay the Expenses and the Termination Fee concurrently therewith; and (iii) if, at the time of any other termination of this Agreement, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Merger Agreement), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within 18 months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal. For purposes of the Merger Agreement, "Expenses" means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of Parent's and the Offeror's respective obligations under the Merger Agreement or take any action to amend or waive any term or condition of the Company's Charter or By-laws.

  The Stockholder Agreement

     Pursuant to the terms and conditions of the Stockholder Agreement, the Selling Stockholder has granted to the Offeror the Option to purchase 432,089 of the Shares and 2,239,046 of the Class B Shares owned by such Selling Stockholder at a price per share equal to the Offer Price (the "Option Purchase Price"). As of September 26, 1997, the Selling Stockholder owned 864,177 Shares and 4,478,092 Class B Shares.

     The Option may be exercised at any time on or prior to September 28, 1998 (the "Option Expiration Date"), in the event that (i) a Specified Event (as defined below) shall have occurred on or prior to the Option Expiration Date and
(ii) the waiting period under the HSR Act with respect to the exercise of the Option shall have expired or been terminated. For purposes of the Stockholder Agreement, the term "Specified Event" means any of the following events: (i) Parent or Offeror shall have terminated the Merger Agreement in accordance with the provisions described in clause (d) under "The Merger Agreement -- Termination" above, (ii) the Company shall have terminated the Merger Agreement in accordance with the provisions described in clause (e) under "The Merger Agreement -- Termination" above, (iii) prior to termination of the Merger Agreement, a Takeover Proposal shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal or (iv) the Offeror shall have accepted for payment, and paid for, Shares in the Offer. Under the Stockholder Agreement, the Offeror has agreed to exercise the Option in the event that the Offeror accepts for payment, and pays for, any Shares pursuant to the Offer. The Selling Stockholder has also agreed to tender pursuant to the Offer, and not withdraw, the Shares owned by the Selling Stockholder which are not Option Shares. In the event that the Offeror shall have accepted for payment Shares pursuant to the Offer, at the Closing Time (as defined in the Stockholder Agreement) the Selling Stockholder shall also sell to the Offeror, and the Offeror shall purchase from the Selling Stockholder at the Option Purchase Price the Class B Shares owned by the Selling Stockholder that are not Option Shares and which have not theretofore been converted into Shares and tendered pursuant to the Offer.

     In the Stockholder Agreement, the Selling Stockholder has further agreed that, until the Option Expiration Date, (a) the Selling Stockholder shall vote the Option Shares in favor of the Merger and the

Merger Agreement, provided the terms of the Merger Agreement have not been amended to adversely affect the Selling Stockholder; (b) such Selling Stockholder shall vote the Option Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Charter or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; and (c) the Selling Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Option Shares to any person other than the Offeror or the Offeror's designee,
(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal or
(iii) convert the Option Shares which are Class B Shares into Shares.

     In addition, the Selling Stockholder has agreed that, until the Merger is consummated or the Merger Agreement is terminated, such Selling Stockholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of the Selling Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. So long as the Merger Agreement has not been terminated, subject to certain limitations the Selling Stockholder shall not sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares owned by the Selling Stockholder that are not Option Shares to any person other than the Offeror or the Offeror's designee.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the time Parent's designees shall constitute a majority of the Board of Directors of the Company, (x) declare or pay any dividends on, or make any other distributions in respect of any of its capital stock (other than regular quarterly cash dividends not in excess of $.07 per Share or $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy), except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

     Notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares and Class B Shares subject to the Option contained in the Stockholder Agreement, would constitute a majority of the Shares and Class B Shares that in the aggregate are outstanding, determined on a fully diluted basis for all outstanding stock options, the Convertible Debentures, other securities convertible into Shares or Class B Shares and any other rights to acquire Shares or Class B Shares and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the Expiration Date (or, in the case of conditions related to regulatory matters, before the acceptance of such Shares for payment or the payment therefor), any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be threatened or pending by any governmental entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Offeror of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any governmental entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any material adverse change with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or the Offeror's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger;

          (h) the Stockholder Agreement shall not be in full force and effect or the Selling Stockholder shall be in material breach thereof or have indicated its intention not to perform its obligations thereunder; or

          (i) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and the Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such filing in the near future. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

     The provisions of the HSR Act would similarly apply to any purchase of the Shares or the Class B Shares subject to the Stockholder Agreement, except that the initial waiting period for any purchase of such Shares would expire 30 calendar days following the filing of HSR Act Notification and Report Forms with respect to such purchase by Parent and the Company (unless earlier termination is granted). Parent and the Company intend to make such filings in connection with the filings described in the preceding paragraph. A request for additional information or material from Parent or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m., New York City time, on the 20th calendar day after the date of substantial compliance by Parent and the Company with such request.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the purchase of Shares or Class B Shares pursuant to the Stockholder Agreement or the consummation of the Merger, or seeking the divestiture of Shares or Class B Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger or the sale of the Shares and Class B Shares pursuant to the Stockholder Agreement on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     State Takeover Laws. The Company is incorporated under the laws of the State of Georgia. In general, Section 14-2-1132 of the GBCC ("Section 14-2-1132") prevents an "interested stockholder" (including a person who owns or has the right to acquire 10% or more of the voting power of the outstanding voting shares of a corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with a Georgia corporation for a period of five years following the date such person became an interested stockholder unless (i) such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the Board of Directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) such interested stockholder became the beneficial owner of at least 90% of the outstanding shares of voting stock of the corporation (excluding shares owned by persons who are directors, officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) in the same transaction in which the interested stockholder became an interested stockholder or (iii) on or subsequent to the date the interested stockholder became an interested stockholder, the interested stockholder becomes the beneficial owner of at least 90% of the outstanding voting stock of the corporation (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) and the business combination is approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the interested stockholder or by persons who are directors or officers and by subsidiaries of the corporation and certain employee stock plans. The Company's Board of Directors has approved the Offer and the Merger, the Stockholder Agreement and the Offeror's acquisition of Shares and Class B Shares pursuant to the Offer, the Merger and the Stockholder Agreement. Accordingly, Section 14-2-1132 is inapplicable to the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

     Certain Charter Provisions. Article VII of the Company's Charter provides that the approval or authorization of any merger or consolidation of the Company with or into any other corporation shall require the affirmative vote of the holders of not less than 66 2/3% of the votes of the issued and outstanding Shares and Class B Shares having the right to vote thereon and voting together as a single class. The 66 2/3% vote requirement is not applicable, however, if the Board of Directors of the Company, by resolution approved and adopted by not less than 66 2/3% of the members of the Board of Directors of the Company, shall have approved the transaction which is the subject of such vote. Upon such approval by the Board of Directors of the Company, the affirmative vote of the holders of a majority of the votes of the issued and outstanding Shares and Class B Shares having the right to vote thereon and voting together as a single class shall be required for the approval or authorization of such transaction.

     The Offer, the Merger and the other transactions contemplated by the Merger Agreement have been unanimously approved by the Board of Directors of the Company. Accordingly, stockholder approval of the Merger Agreement for purposes of effecting the Merger will only require the approval of the holders of a majority of the votes of the issued and outstanding Shares and Class B Shares having the right to vote thereon and voting together as a single class. Following the purchase by the Offeror of Class B Shares pursuant to the Stockholder Agreement, all outstanding Class B Shares will automatically convert to Shares.

17. FEES AND EXPENSES.

     Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to Parent in connection with its acquisition of the Company, for which services Smith Barney will receive customary compensation. Parent also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses, including reasonable legal fees and expenses, and to indemnify Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. In the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Offeror has retained Morrow & Co., Inc. as Information Agent and SunTrust Bank, Atlanta as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

     The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          GREENWICH ACQUISITION CORP.

October 3, 1997

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
              AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is 2275 Cabot Drive, Lisle, Illinois 60532. All persons listed below are citizens of the United States of America.

                NAME                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
                ----                     ---------------------------------------------------------------------------


Robert J. Cronin.....................    President and Chief Executive Officer of Parent and Director since November
                                         11, 1992. President and Chief Operating Officer of Parent from June 1, 1992 until November 11, 1992. Also director of Landauer Corporation.
Theodore Dimitriou...................    Chairman of the Board of Parent. Chief Executive Officer of Parent until
                                         November 11, 1992 and President of Parent until April 3, 1990. Director of
                                         Parent since November 1, 1972. Also director of General Binding
                                         Corporation.
Richard A. Doyle.....................    Director of Parent since October 26, 1971. Retired Senior Vice
                                         President-Finance and Administration of Texas Oil & Gas Corp., a developer of oil and gas interests.
Albert W. Isenman, III...............    Director of Parent since January 5, 1996. Professor of Management at the
  Kellogg Graduate School of             Kellogg Graduate School of Management at Northwestern University since
     Management                          1988.
  Northwestern University
  2001 Sheridan Road
  Evanston, IL 60208
William N. Lane III..................    Director of Parent since January 17, 1990. Chairman, President and Chief
  Lane Industries, Inc.                  Executive Officer of Lane Industries, Inc., a holding company with
  One Lane Center                        operations in office machines, hotels, ranching and radio broadcasting.
  1200 Shermer Road                      Also director of General Binding Corporation.
  Northbrook, IL 60062
John C. Pope.........................    Director of Parent since July 8, 1996. Chairman of MotivePower Industries,
  810 South Ridge Road                   Inc., a manufacturer of locomotives and locomotive components. From January
  Lake Forest, IL 60045                  1988 to July 1994, Mr. Pope held various positions with UAL Inc. and its subsidiary, United Airlines, most recently as President, Chief Operating
                                         Officer and Director. Also director of Federal-Mogul Corp., MotivePower
                                         Industries, Inc., Medaphis Corporation and Lamalie Associates, Inc.
Robert P. Rittereiser................    Director of Parent since January 5, 1996. Chairman and Chief Executive
  Gruntal Financial Corp.                Officer of Gruntal Financial Corp., a national full-service securities
  14 Wall Street                         brokerage firm, since 1995. Chairman of Yorkville Associates Corp., a
  New York, NY 10005                     private investment and financial advisory concern formed in April 1989.
                                         Trustee of The DBL Liquidating Trust from April 1992 until April 1996.
                                         Chairman since 1992, a Director since 1990 and President and Chief
                                         Executive Officer from March 1993 until February 1995 of Nationar, Inc., a banking services corporation. Also director of Ferrofluidics Corporation,
                                         Interchange Financial Services, Corp. and CUC International Inc.

                NAME                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
                ----                     ---------------------------------------------------------------------------
Neele E. Stearns, Jr.................    Director of Parent since November 6, 1996. Former President and Chief
  260 Chestnut Street                    Executive Officer of CC Industries, Inc., a holding company with operations
  Winnetka, IL 60093                     in envelope manufacturing, home furnishings and casual furniture and real estate development and management. Director of Parent from 1990 to 1995.
                                         Also director of Maytag Corporation.
Michael O. Duffield..................    Senior Vice President/Operations of Parent since 1992.
Michael J. Halloran..................    Vice President/Chief Financial Officer/Assistant Secretary of Parent since
                                         1995. Vice President/Chief Financial Officer/Secretary of Parent from 1987 to 1995.
Michael T. Leatherman................    Senior Vice President/Chief Information Officer of Parent since 1995. Vice
                                         President/Information Services of Parent from 1990 to 1995.
Bruce D'Angelo.......................    Vice President/Sales of Parent since 1992.
Michael T. Laudizio..................    Divisional Vice President of Parent since November 1995. Secretary of
                                         Parent since November 1994. Assistant Secretary of Parent November 1993 to
                                         November 1994. Director of Taxation of Parent since 1989.
Wayne E. Richter.....................    Vice President/General Manager -- Label Division of Parent since 1992.
Donald J. Hoffman....................    Vice President/Engineering and Research of Parent since 1985.
Michael M. Mulcahy...................    Vice President/General Manager -- Colorforms Division of Parent since 1992.
Thomas G. Brooker....................    Vice President/General Manager -- Office Products Division of Parent since
                                         1995. Vice President and General Manager of TOPS Division of Parent from
                                         1993 to 1995. National Sales Manager of Parent from 1991 to 1993.
Sandra K. Brandt.....................    Vice President and Treasurer of Parent since April 1997. Assistant
                                         Treasurer, Cash Management at GATX Corporation 1991 through April 1997.

     DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR. Set forth below are the name, current business address, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is 2275 Cabot Drive, Lisle, Illinois 60532. All persons listed below are citizens of the United States of America.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                                     FIVE YEAR EMPLOYMENT HISTORY
                ----                            ----------------------------------------------


Robert J. Cronin.....................    Chief Executive Officer and Director of the Offeror.
                                         President and Chief Executive Officer of Parent and Director
                                         since November 11, 1992. President and Chief Operating
                                         Officer of Parent from June 1, 1992 until November 11, 1992.
                                         Also a director of Landauer Corporation.
Michael T. Leatherman................    President and Director of the Offeror. Senior Vice
                                         President/Chief Information Officer of Parent since 1992.
Michael J. Halloran..................    Vice President, Chief Financial Officer and Director of the
                                         Offeror. Vice President/Chief Financial Officer/Assistant
                                         Secretary of Parent since 1995. Vice President/Chief
                                         Financial Officer/Secretary of Parent from 1990 to 1995.
Sandra K. Brandt.....................    Treasurer of the Offeror. Vice President and Treasurer of
                                         Parent since April 1997. Assistant Treasurer, Cash
                                         Management at GATX Corporation 1991 through April 1997.
Michael T. Laudizio..................    Secretary of the Offeror. Divisional Vice President of
                                         Parent since November 1995. Secretary of Parent since
                                         November 1994. Assistant Secretary of Parent November 1993
                                         to November 1994. Director of Taxation of Parent since 1989.
Steven L. Carson.....................    Assistant Secretary of the Offeror. General Counsel of
                                         Parent since March 1995. Employed as an attorney with
                                         Katten, Muchin & Zavis from December 1994 until March 1995 and with Chapman and Cutler from 1989 to July 1994.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                             SUNTRUST BANK, ATLANTA

                             By Overnight Courier:
                             SunTrust Bank, Atlanta
                               58 Edgewood Avenue
                                    Room 225
                             Atlanta, Georgia 30303
                                    By Mail:
                             SunTrust Bank, Atlanta
                                 P.O. Box 4625
                             Atlanta, Georgia 30302
                               By Hand Delivery:
                           Continental Stock Transfer
                                & Trust Company
                                   19th Floor
                                   2 Broadway
                               New York, New York

                            Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (404) 332-3875

                          For Information, please call
                                 1-800-568-3476

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MORROW & CO., INC. LOGO

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-2592